Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-4

(Form Type)

MarsProtocol Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.001 per share	Other(2)	31,564,054	$1.64	$51,765,048.56	$110.20 per $1,000,000	$5,704.51

Total Offering Amount					$51,765,048.56		$5,704.51
Total Fee Offsets							-
Net Fees Due							$5,704.51

(1)	Represents the maximum number of shares of MarsProtocol Inc. (“MPU Cayman”) ordinary shares, par value $0.001 per share (the “Ordinary Shares”), issuable upon the completion of the proposed merger of Mega Matrix Corp. (the “Company”) with and into MPU Cayman. This number is based on the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) estimated to be outstanding as of March 31, 2023, and the exchange of each such share for 1 Ordinary Share pursuant to the Agreement and Plan of Merger, dated as of December 7, 2022, and the Amended and Restated Agreement and Plan of Merger, dated April 14, 2023, between the Company and MPU Cayman. The securities being registered hereunder include such indeterminate number of additional shares of Ordinary Shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(f)(1) and 457(c), based upon the market value of the shares of the Company’s Common Stock to be exchanged for MPU Cayman’s Ordinary Shares in connection with the proposed merger, on the basis of the average of the high and low prices of the common stock of the Company traded on the NYSE American on April 17, 2023.